Company Contact: James R. McKnight, Jr 615-771-7575

Diversicare Announces Appointment of Kerry D. Massey
Executive Vice President and Chief Financial Officer

BRENTWOOD, TN, (September 5, 2018) - Diversicare Healthcare Services, Inc. (NASDAQ: DVCR) today announced the appointment of Kerry D. Massey as the Company’s Executive Vice President and Chief Financial Officer, effective September 10, 2018. In his new role, Mr. Massey will assume responsibilities for the Company’s financial activities including direct oversight and management of financial staff as well as long-term budgetary planning, cost management policies, acquisitions financing, and banking relationships in line with the Company’s growth initiatives.
Commenting on the appointment, James R. McKnight, Jr., the Company’s President and Chief Executive Officer, stated: “We are extremely excited to have Kerry join the Diversicare executive management team at an important time in our industry and for the Company. We are very confident that Kerry’s leadership, finance and accounting knowledge, along with his diverse healthcare experiences, will make him a valuable addition to our team.”
Mr. Massey brings extensive finance and accounting experience and leadership capabilities to the Diversicare executive team. Prior to joining the Company, Mr. Massey served as Vice President and Corporate Controller of Compassus for the past six years. Mr. Massey also spent seven years collectively at M*Modal and its predecessors, where he served as Director of Accounting and SEC Reporting and was ultimately promoted to Vice President and Corporate Controller.
Earlier in his career, Mr. Massey served as an Audit Manager with Ernst & Young LLP and began his professional career with Arthur Andersen LLP. Mr. Massey received a Bachelor of Business Administration degree in finance and accounting from University of Memphis and is a certified public accountant (inactive) in Tennessee.
Diversicare provides post-acute care services to skilled nursing center patients and residents in ten states, primarily in the Southeast, Midwest and Southwest United States.  As of the date of this release, Diversicare operated 76 skilled nursing and long-term care facilities containing 8,457 skilled nursing beds.  For additional information about the Company, visit Diversicare's web site: www.DVCR.com.